Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FIRST QUARTER RESULTS FOR 2024

ATLANTA, Georgia, May 14, 2024 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss of $2.0 million, or ($0.10) per common share, in the first quarter of 2024 compared to net loss of $1.4 million, or ($0.08) per common share, in the first quarter of 2023.  The increase in net loss for the first quarter of 2024 was primarily the result of a decrease in premium revenue in the life and health operations coupled with unfavorable loss experience in the life and health operations.  Premium revenue for the three month period ended March 31, 2024 decreased $1.5 million, or 3.4%, to $44.6 million from $46.1 million in the three month period ended March 31, 2023.

The Company reported operating loss (as defined below) of $2.4 million in the three month period ended March 31, 2024 compared to operating income of $0.6 million in the three month period ended March 31, 2023.  The operating loss was primarily due to a decrease in premium revenue and unfavorable loss experience in the Company’s life and health operations.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “During the first quarter of 2024 our property and casualty operations performed quite well, increasing insurance premiums over prior year while maintaining a relatively flat level of benefits and losses incurred.  Although we did experience a decline in premiums in the life and health operations, we are enthusiastic about our new business initiatives and have recently launched sales activities in additional markets within our Atlantic Capital Life Assurance Company.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Bankers Fidelity Assurance Company and Atlantic Capital Life Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment (gains) losses, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense (benefit), which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding forward-looking statements: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including the Company’s ability to remediate the identified material weakness in its internal control over financial reporting as described in the Company’s most recent Annual Report on Form 10-K and those other risks and uncertainties detailed in statements and reports that the Company files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended March 31,
(Unaudited; In thousands, except per share data)	2024	2023
Insurance premiums
Life and health	$26,674	$28,889
Property and casualty	17,878	17,211
Insurance premiums, net	44,552	46,100

Net investment income	2,556	2,541
Unrealized losses on equity securities, net	(114)	(2,375)
Other income	3	3

Total revenue	46,997	46,269

Insurance benefits and losses incurred
Life and health	19,112	17,800
Property and casualty	12,813	12,660
Commissions and underwriting expenses	12,666	12,918
Interest expense	855	750
Other expense	4,057	3,959

Total benefits and expenses	49,503	48,087

Loss before income taxes	(2,506)	(1,818)
Income tax benefit	(508)	(372)

Net loss	$(1,998)	$(1,446)

Loss per common share (basic & diluted)	$(0.10)	$(0.08)

Reconciliation of Non-GAAP financial measure

Net loss	$(1,998)	$(1,446)
Income tax benefit	(508)	(372)
Unrealized losses on equity securities, net	114	2,375

Non-GAAP operating income (loss)	$(2,392)	$557

	March 31,	December 31,
Selected balance sheet data	2024	2023

Total cash and investments	$258,276	$265,368
Insurance subsidiaries	251,014	259,253
Parent and other	7,262	6,115
Total assets	365,751	381,265
Insurance reserves and policyholder funds	203,822	212,422
Debt	37,762	36,757
Total shareholders' equity	102,803	107,275
Book value per common share	4.77	4.99
Statutory capital and surplus
Life and health	32,638	38,299
Property and casualty	52,376	51,774